NEWS RELEASE

For Immediate Release
CATAMARAN SHAREHOLDERS APPROVE ACQUISITION BY UNITEDHEALTH GROUP
Schaumburg, IL (July 14, 2015) - Catamaran Corporation [NASDAQ: CTRX, TSX: CCT] announced that at a special meeting of its shareholders held earlier today, Catamaran shareholders approved the previously announced arrangement agreement and plan of arrangement providing for the acquisition of Catamaran by UnitedHealth Group [NYSE: UNH].
Over 99% of the votes represented and cast at the meeting were voted in favor of the approval and adoption of the arrangement agreement and plan of arrangement. Catamaran shareholders also approved, on an advisory, non-binding basis, compensation that may become payable to named executive officers as a result of the acquisition.
Under the terms of the arrangement agreement and plan of arrangement previously announced on March 30, 2015, UnitedHealth Group will acquire, indirectly, all of the issued and outstanding shares of Catamaran, with Catamaran shareholders receiving an amount in cash equal to US$61.50 per common share, without interest and less applicable withholding taxes. The transaction, which is expected to close in the third quarter of 2015, remains subject to final approval by the Yukon court and Ohio insurance regulator and the satisfaction of other customary closing conditions.
About Catamaran
Catamaran, one of the industry’s fastest-growing pharmacy benefits manager, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 400 million prescriptions each year on behalf of 35 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran’s skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Schaumburg, IL., with multiple locations in the United States and Canada. For more information, please visit www.CatamaranRx.com, and for industry news and information follow Catamaran on Twitter, @CatamaranCorp.
Investor and Media Contact:
Tony Perkins
Tel: (312) 261-7805
tony.perkins@catamaranrx.com

Cautionary Statement Regarding Forward-Looking Statements:
This communication may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking statements” or “forward looking information” as defined under U.S. federal and Canadian provincial securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements or information, which generally are not historical in nature. Such statements or information may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors, including the failure to complete or receive the anticipated benefits from UnitedHealth Group’s acquisition of Catamaran; the possibility that the parties may be unable to successfully integrate Catamaran’s operations into those of UnitedHealth Group; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Catamaran may not be achieved; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties may be unable to meet expectations regarding the timing, completion and accounting and tax treatments of the arrangement; UnitedHealth Group and Catamaran are subject to intense competition; and the other factors discussed in “Risk Factors” in Catamaran’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC and the Canadian Securities Commissions on March 2, 2015, and on Catamaran’s website at www.CatamaranRx.com, and Catamaran’s other filings with the SEC which are available on http://www.sec.gov. Catamaran assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements or information, which speak only as of the date hereof.